Exhibit 99.1

NEWS RELEASE
ENSCO INTERNATIONAL INCORPORATED

500 North Akard • Suite 4300 • Dallas, Texas 75201-3331 Tel: (214) 397-3000 • Fax: (214) 397-3370 • Web Site: www.enscous.com

ENSCO REPORTS RECORD FOURTH QUARTER AND FULL YEAR 2005 RESULTS

Dallas, Texas, February 23, 2006 ... ENSCO International Incorporated (NYSE: ESV) reported net income for the quarter ended December 31, 2005, of $105.9 million ($0.69 per diluted share) on revenues of $314.9 million compared to net income of $38.5 million ($0.26 per diluted share) on revenues of $204.6 million for the quarter ended December 31, 2004. Income from continuing operations for the quarter ended December 31, 2005 was $103.1 million ($0.67 per diluted share).

For the year ended December 31, 2005, ENSCO's net income was $294.2 million ($1.93 per diluted share) on revenues of $1,046.9 million, compared to net income of $102.8 million ($0.68 per diluted share) on revenues of $740.6 million for the year ended December 31, 2004. Income from continuing operations for the year ended December 31, 2005 was $283.9 million ($1.86 per diluted share).

The average day rate for ENSCO's operating jackup rig fleet for the quarter ended December 31, 2005, increased by 49% to $85,750, compared to $57,500 in the prior year quarter. Utilization of the Company's jackup fleet increased slightly to 87% in the most recent quarter, up from 86% in the quarter ended December 31, 2004. Excluding rigs in a shipyard for contract preparation, regulatory inspection and enhancement, ENSCO's jackup utilization was 96% in the quarter ended December 31, 2005, virtually the same as in the prior year quarter.

Carl Thorne, Chairman and Chief Executive Officer of ENSCO, commented on the Company's current results and outlook: "Fourth quarter and annual earnings reached all time record highs for the Company. The quarter was our sixth successive quarter of earnings improvement. Jackup day rates increased from third quarter levels in all of our major markets, most notably in North America.

"Two of our Gulf of Mexico jackup rigs, ENSCO 86 and ENSCO 87, are currently in shipyards for enhancement and life extension work, and are scheduled for redelivery in April and March 2006, respectively. Redelivery of these two rigs will substantially complete our ten-year, $1.3 billion rig enhancement program. ENSCO 69 is in a shipyard for contract preparation with expected redelivery in March 2006, when it will mobilize to Venezuela for a term contract. ENSCO 7500 also experienced downtime in the fourth quarter in preparation for a new contract, and recommenced work in early February.

"In Asia Pacific, we recently took delivery of our new ultra-high specification jackup, ENSCO 107, which will soon commence a contract in Southeast Asia, with follow-on commitments through mid-summer 2008. We are also completing contract preparatory work on ENSCO 56, which is scheduled to commence a term contract in New Zealand in early March.

"Construction continues on our new ultra-high specification jackup rig, ENSCO 108, with delivery scheduled for the second quarter of 2007. ENSCO 108 is already committed for work in Southeast Asia commencing in April 2007.

"We recently announced construction of our third ultra-deepwater semisubmersible rig, ENSCO 8501. ENSCO 8501, which is scheduled for delivery in the second quarter of 2009, is being built against a firm three and one half year contract with two large independent oil companies. This is our second announcement for a new ultra-deepwater semisubmersible rig within the last six months. Construction of the first ENSCO 8500 SeriesTM rig, ENSCO 8500, continues on schedule with delivery anticipated in late May 2008. ENSCO 8500 is being built against a firm four-year contract with three large independent oil companies.

"Looking ahead, the offshore drilling markets continue to improve. Rig availability remains limited, with operating companies contracting rigs well in advance of requirements. Increased operating days resulting from completion of our enhancement program, along with commencement of ENSCO 107 operations, are expected to add meaningfully to our 2006 results.

"With the current robust market, the additions to our fleet, and the announced expansion of our management team, these are exciting times for ENSCO."

Statements contained in this news release that state the Company's or management's intentions, hopes, beliefs, expectations, anticipations or predictions of the future are forward-looking statements made pursuant to the Private Securities Litigation Reform Act of 1995. Such forward-looking statements include references to trends in day rates or utilization, future rig utilization and contract commitments, the period of time and number of rigs that will be in a shipyard, scheduled delivery dates for new rigs, and market trends, outlook, or conditions. It is important to note that the Company's actual results could differ materially from those projected in such forward-looking statements. The factors that could cause actual results to differ materially from those in the forward-looking statements include the following: (i) industry conditions and competition, including changes in rig supply and demand, (ii) cyclical nature of the industry, (iii) worldwide expenditures for oil and gas drilling, (iv) operational risks, including hazards created by severe storms and hurricanes, (v) risks associated with operating, rig building and rig enhancement in foreign jurisdictions, (vi) renegotiation, nullification, or breach of contracts with customers or other parties, (vii) changes in the dates the Company's rigs undergoing shipyard construction work or enhancement will enter a shipyard or return to service, (viii) risks inherent to shipyard rig construction or rig enhancement, (ix) availability of transport vessels to relocate rigs, (x) environmental or other liabilities or risks that may arise in the future which are not covered by insurance or indemnity in whole or in part, (xi) the impact of current and future laws and government regulation, as well as repeal or modification of same, affecting the oil and gas industry in general and the Company's operations in particular, (xii) political and economic uncertainty, and (xiii) other risks described from time to time in the Company's SEC filings. Copies of such SEC filings may be obtained at no charge by contacting the Company's investor relations department at 214-397-3045 or by referring to the investor relations section of the Company's website at http://www.enscous.com.

All information in this press release is as of February 23, 2006. The Company undertakes no duty to update any forward-looking statement, to conform the statement to actual results, or reflect changes in the Company's expectations.

ENSCO, headquartered in Dallas, Texas, provides contract drilling services to the global petroleum industry.

Contact: Richard LeBlanc 214-397-3011

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ENSCO will conduct a conference call at 9:00 a.m. Central Time on Thursday, February 23, 2006, to discuss its fourth quarter results. The call will be broadcast live over the Internet at www.enscous.com. Interested parties also may listen to the call by dialing 719-457-2617. We recommend that participants call five to ten minutes before the scheduled start time.

A replay of the conference call will be available on ENSCO's web site www.enscous.com, or by phone for 24 hours after the call by dialing 719-457-0820 (access code 1471027).

ENSCO INTERNATIONAL INCORPORATED CONDENSED CONSOLIDATED STATEMENT OF INCOME (In millions, except per share data)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2005	2004	2005	2004

OPERATING REVENUES	$314.9	$204.6	$1,046.9	$740.6

OPERATING EXPENSES
Contract drilling	123.9	101.8	454.4	406.1
Depreciation and amortization	41.0	34.9	154.8	134.7
General and administrative	6.7	6.4	25.8	26.3

	171.6	143.1	635.0	567.1

OPERATING INCOME	143.3	61.5	411.9	173.5

OTHER INCOME (EXPENSE)
Interest income	2.1	1.2	7.0	3.7
Interest expense, net	(6.5)	(8.2)	(28.8)	(36.6)
Other, net	(0.5)	(0.2)	1.1	(0.7)

	(4.9)	(7.2)	(20.7)	(33.6)

INCOME FROM CONTINUING OPERATIONS BEFORE INCOME TAXES	138.4	54.3	391.2	139.9

PROVISION FOR INCOME TAXES	35.3	15.0	107.3	35.2

INCOME FROM CONTINUING OPERATIONS	103.1	39.3	283.9	104.7

DISCONTINUED OPERATIONS	2.8	(0.8)	10.3	(1.9)

NET INCOME	$105.9	$ 38.5	$294.2	$102.8

EARNINGS (LOSS) PER SHARE - BASIC
Continuing operations	$ 0.68	$ 0.26	$ 1.87	$ 0.70
Discontinued operations	0.01	--	0.07	(0.02)

	$ 0.69	$ 0.26	$ 1.94	$ 0.68

EARNINGS (LOSS) PER SHARE - DILUTED
Continuing operations	$ 0.67	$ 0.26	$ 1.86	$ 0.70
Discontinued operations	0.02	--	0.07	(0.02)

	$ 0.69	$ 0.26	$ 1.93	$ 0.68

AVERAGE COMMON SHARES OUTSTANDING
Basic	152.7	150.6	151.7	150.5
Diluted	153.7	150.9	152.4	150.6

ENSCO INTERNATIONAL INCORPORATED CONDENSED CONSOLIDATED BALANCE SHEET (In millions)

	December 31,	December 31,
	2005	2004

ASSETS

CURRENT ASSETS
Cash and cash equivalents	$268.5	$267.0
Accounts receivable, net	269.0	183.0
Prepaid expenses and other	40.9	43.7

Total current assets	578.4	493.7

PROPERTY AND EQUIPMENT, NET	2,663.6	2,431.3

GOODWILL	336.2	341.0

OTHER ASSETS	39.7	56.0

	$3,617.9	$3,322.0

LIABILITIES AND STOCKHOLDERS' EQUITY

CURRENT LIABILITIES
Accounts payable and accrued liabilities	$214.2	$192.8
Current maturities of long-term debt	17.2	23.0

Total current liabilities	231.4	215.8

LONG-TERM DEBT	475.4	527.1

DEFERRED INCOME TAXES	345.1	375.3

OTHER LIABILITIES	32.8	21.9

STOCKHOLDERS' EQUITY	2,533.2	2,181.9

	$3,617.9	$3,322.0

ENSCO INTERNATIONAL INCORPORATED CONDENSED CONSOLIDATED STATEMENT OF CASH FLOWS (In millions)

	Twelve Months Ended
	December 31,
	2005	2004
OPERATING ACTIVITIES
Net income	$294.2	$102.8
Adjustments to reconcile net income to net cash provided
by operating activities of continuing operations:
Depreciation and amortization	154.8	134.7
Changes in working capital and other	(93.3)	10.3

Net cash provided by operating activities of continuing
operations	355.7	247.8

INVESTING ACTIVITIES
Additions to property and equipment	(478.1)	(304.5)
Net proceeds from disposal of discontinued operations	132.9	--
Other	2.6	(8.4)

Net cash used in investing activities	(342.6)	(312.9)

FINANCING ACTIVITIES
Reduction of long-term borrowings	(58.3)	(23.0)
Cash dividends paid	(15.2)	(15.1)
Proceeds from exercise of stock options	67.2	7.8
Other	(3.2)	(0.4)

Net cash used in financing activities	(9.5)	(30.7)

Effect of exchange rate fluctuations on cash and cash equivalents	(0.7)	(0.9)
Net cash provided (used) by discontinued operations	(1.4)	9.7

INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS	1.5	(87.0)

CASH AND CASH EQUIVALENTS, BEGINNING OF PERIOD	267.0	354.0

CASH AND CASH EQUIVALENTS, END OF PERIOD	$268.5	$267.0

ENSCO INTERNATIONAL INCORPORATED OPERATING STATISTICS

			Third
	Fourth Quarter		Quarter
	2005	2004	2005

Contract drilling
Average day rates
Jackup rigs
North America	$ 87,530	$ 48,352	$ 69,348
Europe/Africa	99,270	61,779	94,062
Asia Pacific	76,045	63,875	71,895
South America/Caribbean	n/a	82,062	n/a

Total jackup rigs	85,750	57,501	75,376
Semisubmersible rig - N. America	185,987	97,727	185,828
Barge rig - Asia Pacific	56,492	51,758	51,846
Platform rig - North America	38,867	n/a	37,788

Total	$ 86,166	$ 58,448	$ 77,208

Utilization
Jackup rigs
North America	83%	86%	82%
Europe/Africa	100%	93%	100%
Asia Pacific	83%	83%	82%
South America/Caribbean	n/a	100%	n/a

Total jackup rigs	87%	86%	85%
Semisubmersible rig - N. America	84%	100%	98%
Barge rig - Asia Pacific	100%	100%	99%
Platform rig - North America	96%	100%	100%

Total	87%	87%	86%